As filed with the Securities and Exchange Commission on July 9, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

K-SEA TRANSPORTATION PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-0194477
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3245 Richmond Terrace	10303
Staten Island, New York	(Zip Code)
(Address of principal executive offices)

K-SEA TRANSPORTATION PARTNERS L.P. LONG-TERM INCENTIVE PLAN

K-SEA TRANSPORTATION PARTNERS L.P. EMPLOYEE UNIT PURCHASE PLAN

(Full title of the plan)

Timothy J. Casey

President and Chief Executive Officer

K-Sea General Partner GP LLC

3245 Richmond Terrace

Staten Island, New York 10303

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (718) 720-9306

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Common units representing limited partner interests	640,000 common units	$26.15	$16,736,000	$2,120.45

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional common units that become issuable under the plans by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s common units.

(2)    Includes 440,000 common units registered under the K-Sea Transportation Partners L.P. Long-Term Incentive Plan and 200,000 common units registered under the K-Sea Transportation Partners L.P. Employee Unit Purchase Plan.

(3)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common units as reported on The New York Stock Exchange Composite Tape on July 2, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:  The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  K-Sea Transportation Partners L.P. (the “Partnership”) shall maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Partnership shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by the Partnership (File No. 1-31920) are hereby incorporated in this Registration Statement by reference:

(1)           The Partnership’s Prospectus filed pursuant to Rule 424(b) on January 12, 2004;

(2)           The Partnership’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 filed on February 23, 2004;

(3)           The Partnership’s Current Report on Form 8-K dated January 29, 2004 and filed on February 3, 2004;

(4)           The Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 17, 2004; and

(5)           The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A filed on December 4, 2003.

All documents filed with the Commission by the Partnership pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.  Section 7.7(a) of the Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of K-Sea Transportation Partners L.P. (the “Partnership”) provides that to the fullest extent permitted by law, (a) K-Sea General Partner L.P. (the “General Partner”), (b) any former General Partner (a “Departing Partner”), (c) any individual, corporation, partnership, trust, unincorporated organization, association or other entity (collectively, a “Person”) who is or was an affiliate of the General Partner or Departing Partner (which would include the General Partner’s general partner, K-Sea General Partner GP LLC (the “Company”), as an affiliate of the General Partner), (d) any Person who is or was a director, officer or manager of the General Partner, Departing Partner, the Partnership, K-Sea Operating Partnership L.P. (the “Operating Partnership”), the Company

and any of their subsidiaries, and (e) any Person the Company designates as an “Indemnitee” for purposes of the Partnership Agreement (collectively the “Partnership Indemnitees”), shall be indemnified and held harmless by the Partnership, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided, that in each case the Partnership Indemnitee acted in good faith, in a manner that such Partnership Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner or its Affiliates (other than the Partnership, the Operating Partner and any subsidiary of such entity) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified as authorized by the Partnership Agreement.

Section 7.8(a) of the Partnership Agreement provides that no Partnership Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, the assignees or any other Persons who have acquired interests in common or subordinated units or incentive distribution rights of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Partnership Indemnitee acted in good faith.

Additionally, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Section 12.1(a) of the First Amended and Restated Limited Liability Company Agreement of the Company (the “Company Agreement”) provides that to the fullest extent permitted by law, any Person who is or was a member, director, officer or direct or indirect officer, director, stockholder, member or partner of a member of the Company (the “Company Indemnitees”), shall be indemnified and held harmless by the Company, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Company Indemnitees may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Company Indemnitee; provided, that in each case the Company Indemnitee acted in good faith and in a manner that such Company Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Company Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to Section 12.1 of the Company Agreement shall be made only out of the assets of the Company.

Section 12.1(b) of the Company Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Company Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Company Indemnitee to repay such amount if it shall be determined that the Company Indemnitee is not entitled to be indemnified as authorized by the Company Agreement.

Section 12.2(a) of the Company Agreement provides that no Company Indemnitee shall be liable for monetary damages to the Company, the members of the Company or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission if such Company Indemnitee acted in good faith.

The Partnership has entered into indemnification agreements with each of the directors and certain officers of the Company that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees’ receipt of such benefits.  These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (iii) the establishment of certain presumptions in favor of an indemnitee.  The foregoing discussion of the terms of the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such agreements.

In addition, the Partnership may purchase directors’ and officers’ liability insurance policies for the directors and officers of the Company.

See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Document Description

4.1* -	K-Sea Transportation Partners L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2004).

4.2 -	K-Sea Transportation Partners L.P. Employee Unit Purchase Plan.

4.3* -

Second Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P. (including specimen unit certificate for the common units) (incorporated by reference to Exhibit 3.2 to the Partnership’s Quarterly Report on Form 10-Q for the period ended December 31, 2003).

4.4* -

First Amended and Restated Agreement of Limited Partnership of K-Sea General Partner L.P. (incorporated by reference to Exhibit 3.6 to the Partnership’s Quarterly Report on Form 10-Q for the period ended December 31, 2003).

4.5* -

First Amended and Restated Limited Liability Agreement of K-Sea General Partner GP LLC (incorporated by reference to Exhibit 3.8 to the Partnership’s Quarterly Report on Form 10-Q for the period ended December 31, 2003).

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of PricewaterhouseCoopers LLP.

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1 -	Powers of Attorney (included on the signature page of this registration statement).

*              Incorporated herein by reference as indicated.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on July 9, 2004.

K-SEA TRANSPORTATION PARTNERS L.P.
(Registrant)

By:	K-Sea General Partner L.P.,
its general partner

	By:	K-Sea General Partner GP LLC,
its general partner

		By:	/s/ Timothy J. Casey
Timothy J. Casey
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. Casey and John J. Nicola, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Casey	President,	July 9, 2004
Timothy J. Casey	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ John J. Nicola	Chief Financial Officer	July 9, 2004
John J. Nicola	(Principal Financial and
Accounting Officer)

/s/ James J. Dowling	Chairman and Director	July 9, 2004
James J. Dowling

Director
Anthony S. Abbate

/s/ Barry J. Alperin	Director	July 9, 2004
Barry J. Alperin

/s/ Brian P. Friedman	Director	July 9, 2004
Brian P. Friedman

/s/ Frank Salerno	Director	July 9, 2004
Frank Salerno

INDEX TO EXHIBITS

Exhibit Number	Document Description

4.1* -	K-Sea Transportation Partners L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 to the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2004).

4.2	K-Sea Transportation Partners L.P. Employee Unit Purchase Plan.

4.3* -

Second Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P. (including specimen unit certificate for the common units) (incorporated by reference to Exhibit 3.2 to the Partnership’s Quarterly Report on Form 10-Q for the period ended December 31, 2003).

4.4* -

First Amended and Restated Agreement of Limited Partnership of K-Sea General Partner L.P. (incorporated by reference to Exhibit 3.6 to the Partnership’s Quarterly Report on Form 10-Q for the period ended December 31, 2003).

4.5* -

First Amended and Restated Limited Liability Agreement of K-Sea General Partner GP LLC (incorporated by reference to Exhibit 3.8 to the Partnership’s Quarterly Report on Form 10-Q for the period ended December 31, 2003).

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of PricewaterhouseCoopers LLP.

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1 -	Powers of Attorney (included on the signature page of this registration statement).

*              Incorporated herein by reference as indicated.